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Exhibit 11.1

Matáv Group

CODE OF ETHICS

2004

INTRODUCTION	3
EXTERNAL JUDGMENT OF THE MATÁV GROUP	4
REPUTATION OF THE MATÁV GROUP	4
CONDUCT WITH CUSTOMERS AND BUSINESS PARTNERS	4
CONDUCT WITH THE COMPETITORS	5
PRESS, EXTERNAL PUBLICATIONS	5
PUBLIC ROLE	5
EMPLOYEE ATTITUDE TOWARDS THE COMPANY	6
PROTECTION OF THE PHYSICAL AND INTELLECTUAL ASSETS, SECURITY, CONFIDENTIALITY	6
CONFLICT OF INTEREST	6
CONDUCT WITH THE FELLOW EMPLOYEES	7
COOPERATION	7
INTERNAL COMMUNICATION	8
CLAUSE	8
IMPLEMENTATION PRINCIPLES	8
REPORTING OF VIOLATIONS	8
DISCIPLINARY MEASURES	8
WAIVER	9
PUBLICATION OF THE CODE OF ETHICS	9
ANNEX—FREQUENTLY ASKED QUESTIONS	9

Introduction

        One of the essential components of the outstanding success, recognition and prestige of Matáv Group in Central-Eastern Europe is the human factor: the work of highly skilled and committed staff, the existence of a customer focused company culture and the ability to adapt to the incessant changes of our environment.

        Yet the Group's employees are to contribute to the corporation's long-term successes not only by their skills and performance, but also through their commitment to the corporate brand and through winning the customers' positive appreciation. All this indispensably requires an ethical conduct that helps retain our outstanding prestige inside and outside the company.

        The Code of Ethics of the Matáv Group—which you are holding in your hands—sums up those exemplary attitudes and ethical principles which each and every employee officer and director has to follow, regardless of the number of years they have spent working for the Group, their job position or other conditions of employment.

        In addition to those in employment within Matáv Group, the provisions of the Code of Ethics apply to all of our colleagues who carry out work at Matáv Group based on other legal relationship.

        This also means that the provisions laid down in the Code of Ethics apply to every employee, officer and director. We must make sure that our conduct does not compromise the interests of the Matáv Group.

        In general, to act in an ethical manner means shaping our attitude and relations with our colleagues and superiors

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  in observance of the laws and internal regulations,

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  in harmony with the fundamental interests and goals of the Matáv Group, and

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  in compliance with the principles specified in the mission of our respective member company,

with special regard to communication with

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  each other and the Group,

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  our customers and the business partners,

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  our suppliers and the competitors,

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  the government authorities and

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  the media.

        The Code of Ethics does not specify particular rules for each and every situation occurring in everyday life (although later on we may learn about special ethical matters which, as such, need to be discussed in detail). So let us see one by one our guiding principles, on which our Code of Ethics is based.

        Ethical conduct is manifestation of our honesty and integrity in our working relations.

        The employees are the foundation of the Matáv Group's reputation, integrity, trust and honesty.

        It is in our common interest that all of us work in accordance with the jointly accepted principles, when we see that the ethical criteria are being violated, we act: we advise our colleagues about the right behavior.

External judgment of the Matáv Group

Reputation of the Matáv Group

        The reputation of the Matáv Group rests on genuine merits. The polished conduct of the employees of the Matáv Group draws recognition from the business world and the public at large. We have to pursue our activities in a manner commensurate with the trust earned. Therefore, everything we do as employees of the Matáv Group and in the name and on behalf of the Matáv Group must meet our standard of ethical conduct.

Conduct with customers and business partners

        It is the customers who most intensively shape the image of the Matáv Group. Consequently, the entire organization must operate a corporate culture which focuses on the customer and this applies not only to those employees who are in direct contact with the customers but to all of us. Each and every employee must be committed to providing a high-quality service. They have to make every effort to serve the customers quickly and at a high standard, so as to make them as satisfied as possible and so that, parallel with this, the performance of the company shall also improve.

        Partnership between the customers and the members of the Matáv Group has to be set up and maintained on the basis of mutual advantages, so as to maximize customer satisfaction and the efficiency of the Group. To achieve this, everyone has to know and understand the strategy and the long- and the short-term objectives of our company.

        However, the pursuit of mutual advantages does not mean that we have a right to accept illegal remuneration, benefits, advantages or gifts from our partners, and to offer similar advantages to them.

        We must always keep in mind that every person with whom the Matáv Group enters into business or other relationship has the right to expect unbiased, correct, fair and polite treatment from us.

        It is essential for all of us to adopt and consistently display the attitude that "the company is for the customers" even when (and especially when) it is difficult.

        We should never promise more than we can deliver. We should keep our word and be reliable and trustworthy.

        When serving the customers, we must show flexibility, tact and reasonable judgment. When fulfilling the requests of the customers, answering questions concerning bills or services, we have to strive for the perfect satisfaction of the customers.

        We always must be patient, polite and friendly with the customers. We have to listen to their requests attentively and—knowing the services of our company—find the most appropriate solution for them.

        When handling the remarks of our customers we have to make every effort to turn an unsatisfied customer into a satisfied customer. If anyone at the company receives a complaint, he should refer it to the competent customer service. We must respond to complaints and any grievances not with excuses but with facts, arguments and solutions. We must try to answer and close every comment or complaint as quickly as possible and in a manner satisfactory for the customer.

        It may happen that we maintain both vendor and customer relationship with one and the same business partner. In this case, we must make a point of separating the two kinds of relationship. We may not make it a condition of our purchases that the other party buy our service / product in return.

        Not every employee comes into direct contact with the customers. We must nonetheless do our work in a way that contributes to increasing the satisfaction of the customers. One of the best ways to achieve this is to work to the maximum satisfaction of the employees within our Company or Group—in other words, the internal customers—as by doing so, we are promoting the work aimed at increasing the satisfaction of the customers.

        We must steadily increase the standard of our services and think over how we can best satisfy the changing requirements of the customers. We have to be flexible and find the most efficient tools and methods of solving the problems.

        It is not only a legal but also a moral requirement that we do not misuse in any way the information obtained about the transactions and personal data of the customers on account of their relationship with us. We must not release such information to unauthorized persons either within or outside the Group.

        As employees, we influence the image of the Matáv Group also with our appearance and attire. When meeting customers, business partners or even fellow colleagues, we must try to dress cleanly, neatly and with due elegance.

        If the company provides a uniform for our work, we must keep it tidy and well groomed.

Conduct with the competitors

        It is an integral part of our business policy that when selling our services, we stress their advantages and not the weaknesses of similar services offered by our competitors. We may not use inaccurate comparison either in our advertisements or in promoting our services by other means, in order to win customers.

        There is stiff competition in the market for the consumers. One of the means helping us stand in this competition is efficient business intelligence. It is an essential ethical imperative that we only obtain information on the competitors through fair and legally accessible channels. We will not take unfair advantage of anyone through an unethical behavior.

        We strictly observe and comply with laws, rules and regulations including insider trading laws of the countries in which we operate, as well as internal policies of Matáv Group.

Press, external publications

        Due to the size of the Matáv Group, the role it plays in the region and the strategic importance of the industry, the Matáv Group and its activities command public interest. As a consequence, the information published in the press and other media about the Matáv Group and its member companies is of utmost importance.

        Each and every publication about the member companies (press articles, programs, interviews, especially if the Group is specifically mentioned in them), must be seen by the representative of the given member company.

        We provide, in reports and documents that we file with or submit to governmental authorities and in other public communications, information that is full, fair, accurate, complete, objective, timely and understandable in all material respects.

Public role

        The Matáv Group respects the employees' right to privacy, religious and political views and does not influence these in any way.

        Thus every employee is free to be involved in any legitimately established and operated public or political organization. However, their activities and statements associated with such organizations may not violate the ethical principles of the Matáv Group and may not erode the favorable judgment of the Group, so the employee must clearly express that they make their statements as a private person and not as an employee of the Matáv Group.

        However, we may not choose our place of work as a site for such activities and may not use the assets of the Matáv Group to support such activities.

        It follows from the above that we, too, have to respect the right of our colleagues to privacy, to religious and political views and have to refrain from influencing them by any means.

        The Matáv Group may not financially or morally support political parties, political organizations or their representatives.

Employee attitude towards the Company

Protection of the physical and intellectual assets, security, confidentiality

        The Matáv Group commands assets of great value, which comprise the physical assets of the member companies (office equipment, tools, building equipment and accessories, vehicles, etc.), their high-standard and versatile services, as well as"know-how" type of information with market value which constitutes the intellectual property of the Group. The latter comprises the intellectual products created by the employees of the Group while performing their work, the knowledge and experience acquired by them, as well as the confidential information handled by them in connection with their job.

        The protection of these assets is extremely important, so every employee is personally responsible for the protection of the assets entrusted to them, and for safekeeping its material and intellectual values. The employee must promptly inform their direct superior about any damage or harm to Group assets or about the immediate risk of such harm or damage. We must also ensure that the company assets are utilized efficiently and used only for business purposes.

        The employees must handle and use every item of assets, information and knowledge with the care that can be generally expected from an employee. In particular, we may not cause damage to any Matáv Group property and in the lack of appropriate authorization from a superior, we may not release them to third parties.

        In the information society (participation in the construction of which is one of the cornerstones of the mission of the Matáv Group), great emphasis is laid on intangible assets, that is knowledge, know-how and information. These "assets" play a crucial role in the operation and success of our company. So we have to treat them accordingly.

        Some of us may come into possession of confidential information that can only be revealed to those colleagues who need it for their work. We must act with utmost care when working with confidential information: it must not, by any means, get into the hands of unauthorized persons. We must not speak about details of such information, not even to family members or friends, because our family members or friends are not able to judge the level of importance or confidentiality of a piece of information for the Matáv Group. Confidential information includes business plan or part of it, personal data of the colleagues, time schedule of the implementation of a product and all non-public information that might be of use to competitors, or harmful to the company or to our customers, if disclosed.

        We have to treat confidential information in confidence even after the termination of our employment. This means that we may not speak freely about any known details after we have changed employment. Upon termination of our employment we have to return every confidential or Matáv Group-specific document—either paper-based or electronic—to the Company.

Conflict of Interest

        The fact that we have entered into the employment of the Matáv Group means that we agreed to work for the pursuit of the business interests and the successful operation of the company commensurate with our job position. Also, we have to perform all our other activities in such a way, so as not to violate the interests of the Matáv Group.

        We therefore avoid conflict of interests in personal and professional relationship with the interests of the company. Such conflict arises when our private interest interferes in any way—or even appears to interfere—with the interests of the company as a whole. A conflict situation can also arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively or effectively.

        For example, such conflict may arise when we pile up other side activities beside our full-time job because these may distract our attention from work performed for the company and erode our job performance.

        If we are running our own business, its scope of activities may not, even in part, be identical with the activities of the Matáv Group member companies, because this would lead to conflict of interest.

        We may not initiate or accept contact or cooperation on behalf of the Company with businesses in which our relatives or we ourselves hold business interest.

        We may not offer the services and products of the Group member companies through an unofficial chain for our personal gain.

        Any situation which appears likely to result in an apparent or actual conflict of interest must be adequately disclosed, reported by the employees to their respective supervisor in a timely manner. Officers and directors must provide full and timely disclosure to their assignors of any material personal or professional relationship which appear likely to result in an apparent or actual conflict of interest.

Corporate Opportunities

        We will not personally benefit, directly or indirectly, from opportunities discovered through the use of corporate property, information or position. The use of corporate property, information or position for personal gain is prohibited. Employees, officers and directors may not compete against the company, either directly or indirectly.

Conduct with the fellow employees

        We are doing our work as members of a team; we set up and foster human relations. Consequently, the relationships we maintain with our colleagues also have many ethical implications.

Cooperation

        No employee of the Matáv Group may be discriminated against on the ground of his or her gender, age, ethnicity, religion, political affiliation, association with any interest representation organization or other properties or activities not connected with their work.

        Close cooperation is indispensable between the employees and organizations of the Matáv Group. The attitude of each employee of the Group should be based on mutual respect and shared interests in the common objectives.

        We share the same objective with each and every employee: promote the successful operation of our company, and through this, the entire Group. So we have to work by helping each other and by no means by fostering rivalry.

        In view of the above, it is not ethical to incite rivalry among the employees or within the organizations, because the overall interest of the company requires the cooperation of the employees based on mutual respect.

        In our work we have to strive to reveal problems and misconduct. We have to try to find solution(s) and not just seek scapegoats. If we criticize some practice or procedure, we must also try to propose a better solution so as to promote improved operation.

        As managers, we have to base our cooperation with our subordinates on our professional experience, and not regard our position as a power exercise.

        We must not request our subordinates to do something that cannot be done without breaching the Code of Ethics.

        We must respect our non-smoking colleagues and only smoke in the dedicated smoking areas. In our other activities we also have to make every effort not to disturb our colleagues.

        With our work or behavior we must not risk the health or physical wellbeing of our colleagues, and we must pay special attention to protecting our environment. We all have to consider the protection of the environment as our own personal matter, too.

Internal communication

        The Matáv Group supports the internal (and external) communication of its employees with electronic means (e.g., electronic mail, Group Intranet, Internet access).

        The general principles of use also apply to the use of these tools: the company provides these tools to the employees for business purposes.

        So we must not use the internal electronic mail system for exchanging private messages or to distribute chain mails because these may distract the employees' attention from work or may violate their religious or other conviction, or public morals.

        We must only classify our mail as important or high priority if such classification is justified and the importance of our message requires so. Otherwise the important messages (and other people's important messages) will not get the necessary attention.

        When making a contribution to an intranet forum, we should raise comments or questions preferably indicating our full name. If we elect to hide our identity for some reason, we still must formulate our opinion in such a way that it will not put shame on the Matáv Group or on us.

        We must make sure that the advertisements posted on an intranet forum are succinct. Always consider thoroughly before posting an advertisement whether it could, in any way, infringe Matáv Group interests.

        It is unethical to post in the system the job or other advertisements of a competitor.

Clause

Implementation Principles

        Compliance with the Code of Ethics is a duty of every employee.

Reporting of Violations

        We must report violations of laws, rules, regulations of the Code of Ethics to supervisors, managers and other appropriate personnel. In the case of violation by officers and directors, such violation should be reported to the respective assignors.

        We ensure that no retaliation for such reports made in good faith is tolerated.

Disciplinary Measures

        Disciplinary measures against the violators shall be taken in accordance with the Labor Law and applicable Civil Code regulations of the Republic of Hungary.

        The sanction applied depending on the seriousness of the act or the culpability of the employee: oral or written warning, other negative legal consequences of non-compliance of the employee with an employment related obligation, termination of employment or any other legal enforcement in compliance with the legal and internal regulations.

        If culpable negligence causes damage for the employer, the employer may claim for damages from the employee.

Waiver

        Any waiver of this Code of Ethics for officers and senior executives may be made only by the Board of Directors and will be promptly disclosed as required by applicable law or applicable stock exchange regulations. Any waiver of this Code of Ethics for any other employees may be granted in accordance with the company's policies and procedures.

Publication of the Code of Ethics

        Directive ....../2004 of the Chief Executive Officer of Matáv Rt. provides for establishment and publication of the Code of Ethics.

        Any employee, contracted partner and customer may read the text of the Code of Ethics at any time.

        Every new and current employee, officer or director shall acknowledge the Code of Ethics with his or her signature.

        The managers exercising employer's rights are responsible for having the employees learn the Code of Ethics and comply with its contents.

Annex—Frequently asked questions

        What should I do when a customer angrily complains about an error of our service?

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  Ask him to specify the nature of the error / failure.

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  Ask whether you have correctly understood the complaint.

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  Outline the process of the solution, when and what will be done to solve the problem.

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  Set to repairing the problem without delay.

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  If you are not able to help (e.g., because the problem does not belong to your practice area), offer your help to contact the competent colleague directly.

        What should I do when an employee of a competitor wants to release or sell me confidential information about his company?

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  Refuse firmly.

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  Promptly inform your boss who will take necessary steps.

        What should I do when a friend requests me to release to him information classified as confidential by my company?

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  Tell him you are not able to share the requested information, because

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  you are not authorized to do so, or it is expressly prohibited,

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  such an act may have adverse legal consequences for us, and

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  such an act would violate the interests of our company, and through them, the interests of the entire Group.

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  You may share with your friends publicly available information or may help them search for such information (e.g. in newspapers, advertisements, on the Matáv Group home page, etc.)

        What should I do when a relative asks me to favor him at a supplier tender?

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  Reject the request politely but firmly.

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  Inform him that his request is against the internal rules and

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  The process of selection of the subcontractors precludes the possibility of granting his request.

        What should I do if I find the advertisement of a competitor company in the job advertisements column?

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  Contact the web editor who moderates the intranet forum in question by phone, personally or by electronic mail.

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  Ask him to delete the advertisement.

QuickLinks

Matáv Group CODE OF ETHICS 2004
Introduction